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Exhibit 2.1

PLAN OF CONVERSION MERGER
OF
ELK COUNTY SAVINGS AND LOAN ASSOCIATION
WITH
FARMERS NATIONAL BANK OF EMLENTON

I.     GENERAL

        On May 22, 2008 and May 21, 2008, the Boards of Directors of Elk County Savings and Loan Association ("Elk County") and the Farmers National Bank of Emlenton (the "Bank"), respectively, adopted and approved a Plan of Conversion Merger (the "Plan"), subject to regulatory approval, whereby Elk County proposes to convert from a Pennsylvania-chartered mutual savings association to a Pennsylvania-chartered permanent reserve fund stock savings association pursuant to the Rules and Regulations of the OTS and the provisions of the Pennsylvania Savings Associations Code of 1967. The Plan was subsequently amended as of June 26, 2008 and August 11, 2008. The Plan includes, concurrently with the conversion, the merger of Elk County with and into the Bank. The Board of Directors of Elk County has concluded, in consultation with its advisors, that the Conversion Merger is in the best interests of Elk County, the depositors and borrowers of Elk County, and the community served by Elk County. The Conversion Merger will further the interests of the depositors and borrowers of Elk County and the community served by Elk County by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel.

        This Plan is subject to the approval of the OTS, the Department and the Members of Elk County.

II.    DEFINITIONS

        Acting in Concert—The term "acting in concert" shall have the same meaning given it in Section 574.2(c) of the Rules and Regulations of the OTS.

        Aggregate Subscription Amount—As to each subscriber in the Subscription Offering and each purchaser in the Community Offering, the total dollar amount submitted by such subscriber or purchaser in payment for the total number of shares of Emclaire Conversion Stock covered by the subscription or purchase order submitted by such subscriber or purchaser.

        Agreement—The Agreement and Plan of Conversion Merger by and among Elk County, the Bank and Emclaire to which this Plan is an exhibit.

        Associate—The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than Elk County, the Bank, Emclaire or a majority-owned subsidiary of Emclaire) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of Elk County, the Bank, Emclaire or any subsidiary of Emclaire.

        Bank—The Farmers National Bank of Emlenton, a national banking association headquartered in Emlenton, Pennsylvania.

        Community Offering—The offering to the general public of any shares unsubscribed in the Subscription Offering.

        Conversion Merger—The change of Elk County's Charter and Bylaws to Pennsylvania permanent reserve fund stock savings association Charter and Bylaws, the merger of Elk County with and into the

Bank, and the sale by Emclaire of Emclaire Conversion Stock, all as provided for in this Plan and in the Agreement.

        Department—The Pennsylvania Department of Banking.

        Deposit Account—Any withdrawable or repurchasable account or deposit in Elk County, including Savings Accounts and demand deposits.

        Director—A director of Elk County.

        Eligibility Record Date—The close of business on December 31, 2006.

        Eligible Account Holder—Any Person holding a Qualifying Deposit in Elk County on the Eligibility Record Date.

        Estimated Valuation Range—The range of the estimated pro forma market value of Elk County as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

        Elk County—Elk County Savings and Loan Association, a Pennsylvania-chartered mutual savings association headquartered in Ridgway, Pennsylvania.

        Emclaire—Emclaire Financial Corp., a Pennsylvania corporation that is the sole stockholder of the Bank and that, upon completion of the Conversion Merger, shall own all of the outstanding common stock of the Resulting Institution.

        Emclaire Conversion Stock—Shares of common stock, par value $1.25 per share, to be issued and sold by Emclaire as a part of the Conversion Merger.

        FDIC—The Federal Deposit Insurance Corporation.

        FRB—Federal Reserve Board.

        Independent Appraiser—An independent investment banking or financial consulting firm that is experienced and expert in the area of thrift institution appraisals and that is retained by Elk County to prepare an appraisal of the pro forma market value of Elk County.

        Market Maker—A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

        Member—Any Person or entity that qualifies as a member of Elk County pursuant to its Charter and Bylaws.

        OCC—Office of Comptroller of the Currency

        OTS—The Office of Thrift Supervision of the Department of Treasury.

        Officer—An executive officer of Elk County, including the Chairman of the Board, President, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

        Order Forms—Forms to be used to exercise Subscription Rights in the Subscription Offering and to submit purchase orders in the Community Offering.

        Other Member—Any person who is a Member of Elk County (other than Eligible Account Holders or Supplemental Eligible Account Holders) as of the Voting Record Date.

        Person—An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, or a government or political subdivision thereof.

        Plan—This Plan of Conversion Merger of Elk County and the Bank, including any amendment approved as provided in this Plan.

        Purchase Price—The price per share, determined as provided in Section V of the Plan, at which Emclaire Conversion Stock will be sold in the Conversion Merger.

        Qualifying Deposit—The aggregate balance of all Deposit Accounts of an Eligible Account Holder of $50 or more in Elk County at the close of business on the Eligibility Record Date or the Supplemental Eligibility Record Date.

        Resulting Institution—The Bank, which shall be the Resulting Institution in the Merger Conversion.

        Savings Account—The term Savings Account includes savings accounts, as defined in 12 C.F.R. Section 561.42, in Elk County, and includes certificates of deposit.

        Savings Association Code—The Pennsylvania Savings Associations Code of 1967.

        SEC—The Securities and Exchange Commission.

        Special Meeting—The Special Meeting of Members of Elk County, including any adjournments thereof, to be called for the purpose of considering and voting upon the Plan.

        Subscription Offering—The offering of shares of Emclaire Conversion Stock for subscription and purchase pursuant to Section V.B. of the Plan.

        Subscription Rights—Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, to subscribe for shares of Emclaire Conversion Stock in the Subscription Offering.

        Supplemental Eligibility Record Date—The last day of the calendar quarter preceding approval of the Plan by the OTS.

        Supplemental Eligible Account Holder—Any person holding a Qualifying Deposit in Elk County (other than an Officer or Director and their associates) on the Supplemental Eligibility Record Date.

        Syndicated Community Offering—The offering for sale by a syndicate of broker-dealers to the general public of shares of Emclaire Conversion Stock not purchased in the Subscription Offering and the Community Offering.

        Voting Record Date—The date fixed by the Board of Directors of Elk County in accordance with applicable Pennsylvania law and OTS regulations for determining the Members eligible to vote at the Special Meeting.

III.  STEPS PRIOR TO SUBMISSION OF PLAN OF MERGER CONVERSION TO THE MEMBERS FOR APPROVAL

        Prior to submission of the Plan of Conversion Merger to its Members for approval, Elk County must under current law receive any applicable approval or non-objection from the OTS, the OCC, the FRB and the Department of applications or notices to convert to the stock form of organization and to concurrently merge with the Bank. The following steps must be taken prior to such regulatory approval:

        A.    The Board of Directors of Elk County shall adopt the Plan by not less than a two-thirds vote.

        B.    Elk County shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the community in which Elk County maintains its office.

        C.    Copies of the Plan adopted by the Board of Directors of Elk County shall be made available for inspection at the office of Elk County.

        D.    Elk County will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OTS and the Department.

        E.    Elk County and the Bank will promptly cause an Interagency Bank Merger Application to be prepared and filed with the OCC.

        F.     Elk County and the Bank will promptly file the Plan, the related Articles of Conversion, and the Stock Charter of Elk County with the Department for its approval pursuant to Section 6020-185 of the Savings Association Code.

        G.    Emclaire will promptly cause a Registration Statement pursuant to the Securities Act of 1933 to be prepared and filed with the SEC.

        H.    Emclaire will promptly file any notices or applications with the FRB.

        I.     At the time and in the manner prescribed by regulations of the OTS, the OCC, the FRB and the Department, Elk County, the Bank and Emclaire, as applicable, shall post in their offices and publish in newspapers of general circulation notices of the filing of the applications made by them.

IV.    CONVERSION MERGER PROCEDURE

        A.    Following approval or non-objection of the applications for approval of the Conversion Merger or notices by the OTS, the OCC, the FRB and the Department, the Agreement and the Plan will be submitted by Elk County to a vote of its Members at the Special Meeting. The Members must approve the Plan by a majority of the total outstanding votes.

        B.    The Emclaire Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Section V.B of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting.

        Any shares of Emclaire Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering or the Syndicated Community Offering, as provided in Section V.C of this Plan, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Community Offering and the Syndicated Community Offering may also be commenced prior to the Special Meeting. The offer and sale of Emclaire Conversion Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Members.

        The period for the Subscription Offering, the Community Offering and the Syndicated Community Offering will be not less than 20 days nor more than 45 days, unless extended by Emclaire and Elk County. Emclaire and Elk County may jointly seek one or more extensions if necessary to complete the sale of all shares of Emclaire Conversion Stock. In connection with any such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Emclaire Conversion Stock is required within 24 months after the date of the Special Meeting, unless a longer period is permitted by governing laws and regulations.

        C.    Upon consummation of the sale of at least the required minimum of Emclaire Conversion Stock, Emclaire will purchase from Elk County all of the capital stock to be issued by Elk County in its conversion in exchange for the consideration set forth in the Agreement.

        D.    After all of the foregoing actions, events and determinations have taken place, the Merger Conversion shall be effected by the filing of the Articles of Conversion, the Stock Charter of Elk County and Articles of Merger with respect to the merger of Elk County with the Bank with the Department of State of the Commonwealth of Pennsylvania, the OTS and the OCC.

V.     STOCK OFFERING

        A.    Total Dollar Amount of Shares and Purchase Price of Emclaire Conversion Stock

        All shares of Emclaire Conversion Stock sold in the Conversion Merger shall be sold at the same price per share. The total dollar amount for which all shares will be sold in the Conversion Merger shall be no less than 15% below the Estimated Valuation Range and no more than the amount equal to 200,000 shares of Emclaire Conversion Stock multiplied by the Purchase Price.

        The Purchase Price will be a price equal to 85% of the average of the last sale price (or average of the closing bid and closed asked quotations if there is no last sale price) on the Over the Counter Bulletin Board of a share of common stock of Emclaire for the ten trading days ending on either the second day or the day prior to the date of the prospectus to be used in connection with the offer and sale of Emclaire Conversion Stock in the Conversion Merger, rounded to the nearest cent (with any amount equal to $.005 rounded to the next higher $.01).

        B.    Subscription Rights

        Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elk County as set forth below.

  1.
  Preference Category No. 1: Eligible Account Holders

        Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Emclaire Conversion Stock in an amount equal to the greater of $500,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Emclaire Conversion Stock to be issued in the Conversion Merger by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in Elk County in each case on the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

        Non-transferable Subscription Rights to purchase Emclaire Conversion Stock received by Directors and Officers of Elk County and their Associates, based on their increased deposits in Elk County in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

  2.
  Preference Category No. 2: Supplemental Eligible Account Holders

        In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Emclaire Conversion Stock in an amount equal to the greater of $500,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Emclaire Conversion Stock to be issued in the Conversion Merger by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in Elk County in each case on the Supplemental Eligibility Record Date. Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders pursuant to Category No. 1 above.

        Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

        In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

  3.
  Preference Category No. 3: Other Members

        Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Emclaire Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 and 2 above, subject to the following conditions:

        a.     Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $500,000 or one-tenth of one percent (.10%) of the total offering of shares of Emclaire Conversion Stock in the Conversion Merger, to the extent that Emclaire Conversion Stock is available.

        b.     In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on Elk County's mutual Charter and Bylaws in effect on the date of approval by members of this Plan of Conversion.

        C.    Community Offering and Syndicated Community Offering

        1.     The amount, if any, of Emclaire Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of the unsubscribed amount directly to the general public. The Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Emclaire and Elk County, and shall commence concurrently with, during or promptly after the Subscription Offering. Emclaire may use an investment banking firm or firms on a best efforts basis to sell Emclaire Conversion Stock in the Subscription Offering and the Community Offering. Emclaire may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription Offering and the Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Emclaire Conversion Stock will be offered and sold in the Community Offering, in accordance with OTS and Department regulations, so as to achieve the widest distribution of the Emclaire Conversion Stock.

        2.     Emclaire, in its sole discretion, may reject, in whole or in part, purchase orders received from any Person under this section.

        3.     In the event that the dollar amount of Emclaire Conversion Stock for which purchase orders are received under this section exceeds the dollar amount of available shares, the available shares shall be allocated (to the extent shares remain available) first to cover orders of natural Persons who reside in Elk County, Pennsylvania, then to stockholders of Emclaire as of August 6, 2008 and then to cover the orders of any other Person subscribing for shares in the Community Offering so that each such Person may receive 100 shares; and thereafter, by allocating the remaining shares pro rata among such Persons based on the amount of their respective subscriptions.

        4.     Any shares of Emclaire Conversion Stock not sold in the Subscription Offering or in the Community Offering, if any, may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended.

        D.    Additional Limitations Upon Purchases of Shares of Emclaire Conversion Stock

        The following additional limitations shall be imposed on all purchases of Emclaire Conversion Stock in the Conversion Merger:

        1.     No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase either (a) an amount of Emclaire Conversion Stock so as to own upon consummation of the Merger Conversion more than 10% of the issued and outstanding common stock of Emclaire, without having first complied with all legal and regulatory requirements applicable to the acquisition or proposed acquisition of such amount of stock, or (b) more than $500,000 of Emclaire Conversion Stock.

        2.     Directors and Officers of Elk County and their Associates may not purchase in all categories in the Conversion Merger an aggregate of more than 35% of Emclaire Conversion Stock.

        3.     The minimum dollar amount of Emclaire Conversion Stock that may be purchased by any Person in the Merger Conversion is $400, provided sufficient shares are available. Fractional shares will not be sold. As such, any Person purchasing the minimum of $400 will receive a refund for the amount in excess of the cost of a whole number of shares.

        Depending upon market and financial conditions, the Boards of Directors of Emclaire and Elk County, without the approval of the OTS and the Department and without further approval of the Members, may increase any of the above purchase limitations.

        For purposes of this Section V, the directors and officers of Emclaire, the Bank and Elk County shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

        Each Person purchasing Emclaire Conversion Stock in the Conversion Merger shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

        E.    Restrictions and Other Characteristics of Emclaire Conversion Stock Being Sold

        1.     Transferability. Emclaire Conversion Stock purchased by Persons other than Directors and Officers of Elk County will be transferable without restriction. Shares purchased by Directors or Officers of Elk County shall not be sold or otherwise disposed of for value for a period of one year from the date of the Conversion Merger, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities.

        The certificates representing shares of Emclaire Conversion Stock issued to Directors and Officers of Elk County shall bear a legend giving appropriate notice of the one-year holding period restriction.

Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of Emclaire subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Elk County Directors and Officers as may be then applicable to such restricted stock.

        No Director or Officer of Elk County, or Associate of such a Director or Officer, shall purchase any outstanding shares of capital stock of Emclaire for a period of three years following the Merger Conversion without the prior written approval of the OTS, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of Emclaire. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction. This restriction does not apply to purchases by any management, director or employee benefit plans.

        2.     Voting Rights. Upon completion of the Conversion Merger, holders of deposit accounts will not have voting rights in the Resulting Institution or Emclaire. Exclusive voting rights as to the Resulting Institution will be vested in Emclaire, as the sole stockholder of the Resulting Institution. Voting rights as to Emclaire will be held exclusively by its stockholders.

        F.     Exercise of Subscription Rights; Order Forms

        1.     If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Supplemental Eligible Account Holder and Other Member, at his last known address as shown on the records of Elk County. However, Elk County may, and if the Subscription Offering commences after the Special Meeting, Elk County shall, furnish a prospectus and Order Form only to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who have returned to Elk County by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, Elk County shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, and Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

        2.     Each Order Form will be preceded or accompanied by a subscription prospectus describing Emclaire and the Resulting Institution and the shares of Emclaire Conversion Stock being offered for subscription and containing all other information required by the OTS or the SEC or otherwise necessary to enable Persons to make informed investment decisions regarding the purchase of Emclaire Conversion Stock.

        3.     The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

          (i)    A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elk County;

          (ii)   A specified expiration date by which Order Forms must be returned to and actually received by Elk County, Emclaire or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are initially mailed to potential subscribers;

          (iii)  A statement of the minimum and maximum dollar amounts of Emclaire Conversion Stock that may be subscribed for under the Plan;

          (iv)  A specifically designated blank space for indicating the number of shares and the aggregate dollar amount of shares being subscribed for and a statement of the arrangements for refunding any amount in lieu of fractional shares;

          (v)   A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for;

          (vi)  Specifically designated blank spaces for dating and signing the Order Form;

          (vii) An acknowledgment that the subscriber has received the subscription prospectus;

          (viii)  A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by Emclaire and Elk County, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to Emclaire, Elk County or their representative by the expiration date, together with required payment of the Aggregate Subscription Amount for all Emclaire Conversion Stock subscribed for;

          (ix)  A statement that the Subscription Rights are non-transferable and that all shares of Emclaire Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

          (x)   A statement that, after receipt by Emclaire, Elk County or their representative, a subscription may not be modified, withdrawn or cancelled without the consent of Emclaire or Elk County.

        G.    Method of Payment

        Payment for all shares of Emclaire Conversion Stock subscribed for must be received in full by Emclaire or Elk County, together with properly executed and completed Order Forms. Payment may be made in cash (if presented in Person), by check or money order, or, if the subscriber has a Deposit Account in Elk County (including a certificate of deposit), the subscriber may authorize Elk County to charge the subscriber's account.

        If a subscriber authorizes Elk County to charge his account, the funds will continue to earn interest, but may not be used by the subscriber until all Emclaire Conversion Stock has been sold or this Plan is terminated, whichever is earlier. Elk County will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Emclaire Conversion Stock under this Plan. Interest will also be paid, at not less than the Bank's then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Conversion Merger. Payments made in cash, by check or money order will be placed by Elk County in an escrow or other account established specifically for this purpose.

        In the event of an unfilled amount of any subscription order, Emclaire or Elk County will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization. If for any reason the Conversion Merger is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be cancelled in the case of subscription payments authorized from accounts at Elk County.

        H.    Undelivered, Defective or Late Order Forms; Insufficient Payment

        The Board of Directors of Emclaire shall have the absolute right, in its sole discretion, to reject any Order Form submitted in the Subscription Offering, the Community Offering, or the Syndicated Community Offering, including but not limited to, any Order Forms that (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by Emclaire, Elk County or their representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Emclaire Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of Emclaire or Elk County believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights, if any, of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. Elk County and Emclaire may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as Elk County and Emclaire may specify.

        The interpretation by Emclaire and Elk County of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS and the Department.

        I.     Members in Non-Qualified States or in Foreign Countries

        Emclaire will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Emclaire Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Emclaire Conversion Stock in the Subscription Offering, the Community Offering or the Syndicated Community Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (1) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (2) the issuance of subscription rights or the offer or sale of shares of Emclaire Conversion Stock to such Persons would require Emclaire, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (3) such registration or qualification would be impracticable for reasons of cost or otherwise.

VI.   ARTICLES OF ASSOCIATION AND BYLAWS OF RESULTING INSTITUTION

        As part of the Conversion Merger, the Articles of Association and Bylaws of the Bank will become the Articles of Association and Bylaws of the Resulting Institution.

VII. STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO THE MERGER CONVERSION

        Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Resulting Institution, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts in Elk County prior to the Conversion Merger. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Elk County at the time of the Conversion Merger. All loans shall retain the same status after the Merger Conversion as these loans had prior to the Conversion Merger (except as to voting rights, if any).

VIII.  LIQUIDATION ACCOUNT

        For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Resulting Institution a priority in the event of a complete liquidation of the Resulting Institution, the Resulting Institution will, at the time of the Conversion Merger, establish a liquidation account in an amount equal to the net worth of Elk County as shown on its latest statement of financial condition available at the date of the final prospectus used in connection with the Conversion Merger. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Resulting Institution; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

        The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits in Elk County of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

        If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

        In the event of a complete liquidation of the Resulting Institution (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

IX.   AMENDMENT OR TERMINATION OF PLAN

        If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members of Elk County by a two-thirds vote of the Boards of Directors of Elk County and the Bank. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Boards of Directors of Elk County and the Bank only with the concurrence of the OTS and the Department. Any amendments to the Plan made after approval by the Members with the concurrence of the OTS and the Department shall not necessitate further approval by the Members unless otherwise required.

        The Plan may be terminated by a two-thirds vote of either of the Boards of Directors of Elk County or the Bank at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS and the Department. In their discretion, the Boards of Directors of Elk County and the Bank may modify or terminate the Plan upon the order or with the approval of the OTS and/or the Department, and without further approval by Members.

        The Plan shall terminate if the Plan is not approved by Members or the sale of all shares of Emclaire Conversion Stock is not completed within 24 months of the date of the Special Meeting.

        Unless Articles of Conversion have been filed with the Pennsylvania Department of State by the close of business on the 120th calendar day after the date on which the Subscription Offering has expired, the Plan shall be automatically terminated without any action by the Boards of Directors of Elk County or the Bank and the Merger Conversion shall not be effected. The 120-day period may be extended with the prior approval of the Department.

X.    EXPENSES OF THE CONVERSION MERGER

        Elk County and the Bank shall use their best efforts to assure that expenses incurred by them in connection with the Conversion Merger shall be reasonable.

XI.   TAX RULING OR OPINION

        Consummation of the Conversion Merger is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Pennsylvania taxation authorities or an opinion of tax counsel or accountants with respect to Pennsylvania taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to Emclaire, the Bank or Elk County.

XII. EXTENSION OF CREDIT FOR PURCHASE OF STOCK

        Neither Elk County nor the Bank shall knowingly loan funds or otherwise extend credit to any Person to purchase any shares of Emclaire Conversion Stock in the Conversion Merger.

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  Exhibit 2.1
PLAN OF CONVERSION MERGER OF ELK COUNTY SAVINGS AND LOAN ASSOCIATION WITH FARMERS NATIONAL BANK OF EMLENTON